Exhibit 99.1

For Immediate Release	Contact:

David Portnoy
Cryo-Cell International, Inc. 813-749-2100 dportnoy@cryo-cell.com

CRYO-CELL REPORTS FINANCIAL RESULTS FOR FISCAL YEAR ENDED NOVEMBER 30, 2019

OLDSMAR, FL. – February 27, 2020 – Cryo-Cell International, Inc. (OTC:QB Markets Group Symbol: CCEL) (the “Company”), the world’s first private cord blood bank to separate and store stem cells in 1992, announced results for its fiscal year ended November 30, 2019.

Financial Results

Revenue

Consolidated revenues for fiscal 2019 were $31.8 million compared to $29.2 million for fiscal 2018. The revenues for fiscal 2019 consisted of $30.0 million in processing and storage fee revenue, $1.0 million in licensee income, $172,000 in product revenue and $652,000 in public banking revenue compared to $27.8 million in processing and storage fee revenue, $1.0 million in licensee income, $104,000 in product revenue and $296,000 in public banking revenue for fiscal 2018.

Net Income (Loss)

The Company reported net income of $2.3 million in fiscal 2019 or $0.29 per basic and $0.27 per diluted share, compared to a net loss of ($855,000) in fiscal 2018 or ($0.11) per basic and diluted shares. Net income for the fiscal year ended November 30, 2019 resulted from a 9% increase in revenue and a 5% decrease in selling, general and administrative expenses offset by an 18% increase in cost of sales. Also included in the net income for the twelve months ended November 30, 2019 was an impairment charge of $2,332,763. Due to changes in sales trends and estimated recoverability of cost capitalized into inventory, an impairment charge was recognized during the second quarter of fiscal 2019 to reduce inventory from cost to net realizable value. The decrease in selling, general and administrative expenses is due in part to $580,000 of expenses related to the Cord:Use purchase during fiscal year 2018. During fiscal 2018, $3.1 million of non-cash income tax expense was incurred which related to the reduction of the federal income tax rate to 21% as of January 1, 2018 as a result of the Tax Cuts and Jobs Act that was signed into law on December 22, 2017. The decrease in the federal income tax rate caused a decrease in the Company’s deferred tax asset which resulted in this increase in the income tax expense.

About Cryo-Cell International, Inc.

Founded in 1989, Cryo-Cell International, Inc. is the world’s first private cord blood bank. More than 500,000 parents from 87 countries have entrusted Cryo-Cell International with their baby’s cord blood and cord tissue stem cells. In addition to its family bank, Cryo-Cell International has a public banking program in partnership with Duke University. Cryo-Cell’s public bank has provided cord blood for more than 600 transplantations and operates cord blood donation sites across the U.S in prominent hospitals such as Cedars–Sinai Hospital in Los Angeles and Baptist Hospital in Miami. Cryo-Cell’s mission is to provide clients with state-of-the-art cord blood and cord tissue cryopreservation services, raise awareness of the opportunity for expectant parents to bank or donate their baby’s cord blood and support the advancement of regenerative medicine. Cryo-Cell operates in a facility that is FDA registered, cGMP-/cGTP-compliant and licensed in all states requiring licensure. Besides being AABB accredited as a cord blood facility, Cryo-Cell was also the first U.S. (for private use only) cord blood bank to receive FACT accreditation for adhering to the most stringent cord blood quality standards set by any internationally recognized, independent accrediting organization. In addition, Cryo-Cell is ISO 13485:2003–certified by TÜV, an internationally recognized, quality assessment organization. Cryo-Cell is a publicly traded company, OTCQB:CCEL. For more information, please visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s menstrual stem cell technology license agreements and umbilical cord blood license agreements and their ability to provide the Company with royalty fees, the ability of the reproductive tissue storage to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.